Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

May 23, 2017

The Chemours Company
1007 Market Street

Wilmington, Delaware 19899

Re: The Chemours Company – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Chemours Company, a Delaware corporation (the “Company”), and the guarantors listed on Schedule I hereto (the “Covered Guarantors”) and Schedule II hereto (the “Other Guarantors,” and together with the Covered Guarantors, the “Guarantors”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-217642) (the “Registration Statement”), as amended by Post-Effective Amendment No. 1, relating to the offer from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of the Company’s debt securities, which may be guaranteed by the Guarantors, warrants, preferred stock and common stock, (ii) the prospectus dated May 9, 2017 forming a part of the Registration Statement, together with the documents incorporated therein by reference, (iii) the preliminary prospectus supplement dated May 9, 2017, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 9, 2017, and (iv) the prospectus supplement dated May 9, 2017, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 11, 2017 (the “Prospectus Supplement”), relating to the offer and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2027 (the “Notes”), which are fully and unconditionally guaranteed on a joint and several senior unsubordinated basis by each of the Guarantors (the “Guarantees”).

The Notes have been issued pursuant to the Indenture, dated as of May 23, 2017, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 23, 2017, among the Company, the Trustee and the Guarantors (collectively, the “Indenture”). The Guarantees are contained in the global note representing the Notes (the “Global Note”).

May 23, 2017

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and the Guarantors and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined, among other things, the Indenture, the Guarantees and the Global Note.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

With respect to our opinion in paragraph 2 below relating to the Other Guarantors, we have relied upon the opinion of Locke Lord LLP of even date herewith with respect to certain matters of the laws of the State of Texas, we have relied upon the opinion of Ballard Spahr LLP of even date herewith with respect to certain matters of the laws of the State of Pennsylvania, and we have relied upon the opinion of Butler Snow LLP, of even date herewith with respect to certain matters of the laws of the State of Mississippi.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)         the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)         limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)         our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.         The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.         The Guarantees are valid, binding and enforceable obligations of the Guarantors.

May 23, 2017

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, as in effect on the date hereof.

We hereby consent to your filing a copy of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2017, and we further consent to the use of our name under the heading of “Validity of the notes” in the Prospectus Supplement filed by the Company with the Commission. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP

Schedule I

Covered Guarantors

Guarantor	State of Incorporation, Formation or Organization (as applicable)
First Chemical Texas, L.P.	Delaware
The Chemours Company FC, LLC	Delaware

SCHEDULE II

Other Guarantors

Guarantor	State of Incorporation, Formation or Organization (as applicable)
ChemFirst Inc.	Mississippi
First Chemical Corporation	Mississippi
First Chemical Holdings, LLC	Mississippi
FT Chemical, Inc.	Texas
The Chemours Company TT, LLC	Pennsylvania